EXHIBIT 99.1

NEWS RELEASE	CONTACT: THOMAS H. POHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251

OCTOBER 16, 2015

AMES NATIONAL CORPORATION

ANNOUNCES 2015 THIRD QUARTER EARNINGS RESULTS

Third Quarter 2015 Results:

For the quarter ended September 30, 2015, net income for Ames National Corporation (the Company) totaled $4,100,000 or $0.44 per share, compared to $3,731,000 or $0.40 per share earned in 2014. The higher earnings are the result of increased loan interest income primarily driven by higher loan volume from new loan originations as well as loans acquired.

As previously announced, the Company’s largest subsidiary bank, First National Bank (FNB), acquired First Bank, West Des Moines, Iowa on August 29, 2014 (the “Acquisition”). The acquired assets totaled approximately $89 million. The impact of the Acquisition on the Company’s net income was not significant for the quarter but in line with expectations.

Third quarter net interest income totaled $9,840,000, an increase of $823,000, or 9%, compared to the same quarter a year ago, due primarily to growth in the real estate loan portfolio. Loan growth was primarily attributable to favorable economic conditions in our markets. The loan portfolio grew over 12% from a year ago. The Company’s net interest margin was 3.36% for the quarter ended September 30, 2015 as compared to 3.32% for the quarter ended September 30, 2014.

A provision for loan losses of $38,000 was recognized in the third quarter of 2015 as compared to $55,000 in the third quarter of 2014. Net loan recoveries were $17,000 for the quarter ended September 30, 2015 compared to net loan charge-offs of $42,000 for the quarter ended September 30, 2014. Asset quality indicators for the Company, including impaired and past due loans, remain at favorable levels through September 30, 2015.

Noninterest income for the third quarter of 2015 totaled $1,950,000 as compared to $1,829,000 for the same period in 2014. The increase in noninterest income is primarily due to merchant and card fees. The increase in merchant and card fees was primarily due to the Acquisition. Exclusive of realized securities gains, noninterest income increased 5% in the third quarter of 2015 compared to the same period in 2014.

Noninterest expense for the third quarter of 2015 totaled $5,982,000 compared to $5,666,000 recorded in 2014, an increase of 6%, which was impacted by additional costs associated with the Acquisition. The increase in noninterest expense was primarily due to increases in salaries and benefits. The increase in salaries and benefits was mainly the result of additional payroll costs attributed to the Acquisition. Primarily as a result of the higher net interest income, the efficiency ratio for the third quarter of 2015 was 50.74%, compared to 52.24% in 2014.

Nine Months 2015 Results:

For the nine months ended September 30, 2015, net income for Ames National Corporation (the Company) totaled $11,100,000 or $1.19 per share, compared to $12,113,000 or $1.30 per share earned in 2014. The lower earnings were primarily related higher provision for loan losses, increased noninterest expense associated with the Acquisition, and the one-time gain on the sale of premises and equipment in 2014 of $1,242,000 with no corresponding gain in 2015.

Net interest income for the nine months ended September 30, 2015 totaled $29,073,000, an increase of $2,342,000, or 9%, compared to the same period a year ago, due primarily to growth in the real estate loan portfolio. The Company’s net interest margin was 3.32% for the nine months ended September 30, 2015 as compared to 3.29% for the nine months ended September 30, 2014.

A provision for loan losses of $1,037,000 was recognized in the nine months ended September 30, 2015 as compared to $130,000 in the same period a year ago. Net loan recoveries were $51,000 for the nine months ended September 30, 2015 compared to net loan charge-offs of $172,000 for the nine months ended September 30, 2014.

Noninterest income for the nine months ended September 30, 2015 totaled $6,123,000 as compared to $6,508,000 for the same period in 2014. The decrease in noninterest income is primarily due to the one-time gain of $1,242,000 on the sale of premises and equipment in 2014, with no corresponding gain in 2015. Exclusive of realized securities gains and gain on sale of premises and equipment, noninterest income increased 9% in the nine months ended September 30, 2015 compared to the same period in 2014, primarily due to increased gain on sale of loans held for sale and higher merchant and card fees.

Noninterest expense for the nine months ended September 30, 2015 totaled $18,813,000 compared to $16,405,000 recorded in 2014, an increase of 15%, which was significantly impacted by the Acquisition. The increase in noninterest expense was primarily due to increases in salaries and benefits and other real estate owned expenses. The increase in salaries and benefits was mainly the result of additional payroll costs attributed to the Acquisition. The increase in other real estate owned expenses was due primarily to impairment write downs of $615,000 in 2015. The efficiency ratio for the nine months ended September 30, 2015 was 53.45%, compared to 49.35% in 2014.

Balance Sheet Review:

As of September 30, 2015, total assets were $1,343,342,000, a $45,180,000 increase compared to September 30, 2014. The increase in assets was due primarily to a higher volume of loans, as previously discussed, offset in part by a decrease in securities available-for-sale.

Securities available-for-sale as of September 30, 2015 declined to $546,017,000 from $568,103,000 as of September 30, 2014. The decrease in securities available-for-sale is primarily due to the sale or pay downs of U.S. government mortgage-backed bonds and matured or called state and political subdivision bonds. These bond proceeds were largely utilized to fund loan demand.

Net loans as of September 30, 2015 increased 12% to $690,315,000 as compared to $615,701,000 as of September 30, 2014. The growth was primarily due to favorable lending environments in most of the affiliate bank communities. This growth is primarily reflected in all categories of loans, with the primary increases in the construction real estate portfolios, commercial real estate and commercial operating portfolios. Asset quality remained favorable as impaired loans, net of specific reserves, totaled $1,464,000, or 0.21% of gross loans as of September 30, 2015, compared to $2,259,000, or .36% of gross loans as of September 30, 2014. The allowance for loan losses on September 30, 2015 totaled $9,927,000, or 1.42% of gross loans, compared to $8,531,000 or 1.37% of gross loans as of September 30, 2014. The increase in the allowance for loan losses can be primarily attributed to loan growth.

Other real estate owned was $3,418,000 and $10,188,000 as of September 30, 2015 and 2014, respectively. The decrease in the other real estate owned was due to the sale of properties and impairment write downs. Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,061,378,000 on September 30, 2015, a 2% increase from the $1,039,786,000 recorded at September 30, 2014.

Securities sold under agreements to repurchase totaled $52,066,000 on September 30, 2015, a 24% decrease from the $68,194,000 recorded at September 30, 2014. The decrease was primarily the result of the withdrawal of a portion of one customer’s securities sold under agreements to repurchase balances.

The Company’s stockholders’ equity represented 11.94% of total assets as of September 30, 2015 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $160,405,000 as of September 30, 2015, and $153,970,000 as of September 30, 2014. The increase in stockholders’ equity was primarily the result of net income, offset by lower fair value on the securities available-for-sale which is reflected as a decrease in accumulated other comprehensive income and dividends.

Shareholder Information:

Return on average assets was 1.24% for the quarter ended September 30, 2015, compared to 1.20% for the same period in 2014. Return on average equity was 10.35% for the quarter ended September 30, 2015, compared to the 9.73% in 2014.

Return on average assets was 1.12% for the nine months ended September 30, 2015, compared to 1.29% for the same period in 2014. Return on average equity was 9.36% for the nine months ended September 30, 2015, compared to the 10.78% in 2014.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $22.93 on September 30, 2015. During the third quarter of 2015, the price ranged from $22.01 to $26.40.

On August 12, 2015, the Company declared a quarterly cash dividend on common stock, payable on November 13, 2015 to stockholders of record as of October 30, 2015, equal to $0.20 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 30, 2015 and 2014
(unaudited)

ASSETS	2015	2014
Cash and due from banks	$26,140,701	$25,685,197
Interest bearing deposits in financial institutions	40,155,352	41,529,118
Securities available-for-sale	546,016,890	568,103,061
Loans receivable, net	690,315,150	615,701,355
Loans held for sale	916,322	447,423
Bank premises and equipment, net	16,828,000	15,984,355
Accrued income receivable	8,540,727	8,589,329
Other real estate owned	3,418,108	10,187,794
Deferred income taxes	1,978,434	1,662,407
Core deposit intangible, net	1,403,982	1,843,857
Goodwill	6,732,216	6,732,216
Other assets	896,580	1,695,913

Total assets	$1,343,342,462	$1,298,162,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$187,652,406	$175,656,528
NOW accounts	300,533,481	294,207,846
Savings and money market	350,538,471	315,650,511
Time, $250,000 and over	35,178,437	36,868,341
Other time	187,474,843	217,402,547
Total deposits	1,061,377,638	1,039,785,773

Securities sold under agreements to repurchase and federal funds purchased	52,065,563	68,194,012
Federal Home Loan Bank (FHLB) advances and other borrowings	63,253,477	29,986,152
Dividend payable	1,862,183	1,675,964
Accrued expenses and other liabilities	4,378,121	4,550,116
Total liabilities	1,182,936,982	1,144,192,017

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,310,913 shares as of September 30, 2015 and 9,432,915 shares as of September 30, 2014; outstanding 9,310,913 shares as of September 30, 2015 and 2014	18,621,826	18,865,830
Additional paid-in capital	20,878,728	22,651,222
Retained earnings	116,214,889	109,239,104
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	4,690,037	5,230,350
Treasury stock, at cost; 122,002 shares as of September 30, 2014	-	(2,016,498)
Total stockholders' equity	160,405,480	153,970,008

Total liabilities and stockholders' equity	$1,343,342,462	$1,298,162,025

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Loans	$7,808,414	$6,722,179	$22,920,161	$19,708,190
Securities
Taxable	1,506,702	1,792,258	4,639,398	5,407,157
Tax-exempt	1,433,537	1,538,531	4,399,623	4,857,733
Interest bearing deposits and federal funds sold	94,364	67,183	288,411	213,259

Total interest income	10,843,017	10,120,151	32,247,593	30,186,339

Interest expense:
Deposits	744,958	803,098	2,276,004	2,557,799
Other borrowed funds	257,791	299,434	898,565	897,781

Total interest expense	1,002,749	1,102,532	3,174,569	3,455,580

Net interest income	9,840,268	9,017,619	29,073,024	26,730,759

Provision for loan losses	37,797	55,145	1,036,610	130,020

Net interest income after provision for loan losses	9,802,471	8,962,474	28,036,414	26,600,739

Noninterest income:
Wealth Management Income	671,699	686,955	2,040,956	2,108,150
Service fees	445,706	426,588	1,285,063	1,194,862
Securities gains, net	111,622	79,501	608,926	214,582
Gain on sale of loans held for sale	206,072	224,554	705,370	473,733
Merchant and card fees	350,310	281,766	1,016,783	831,405
Gain (loss) on sale of premises and equipment, net	-	-	(1,132)	1,242,209
Other noninterest income	164,568	129,326	467,217	443,505

Total noninterest income	1,949,977	1,828,690	6,123,183	6,508,446

Noninterest expense:
Salaries and employee benefits	3,882,484	3,513,375	11,418,395	10,235,563
Data processing	720,232	656,715	2,089,363	1,823,635
Occupancy expenses, net	414,868	366,258	1,408,464	1,185,066
FDIC insurance assessments	169,692	164,535	519,962	490,231
Professional fees	346,665	332,988	951,835	963,876
Business development	254,757	303,026	719,689	726,503
Other real estate owned expense, net	(104,380)	(19,908)	605,830	(198)
Core deposit intangible amortization	103,251	76,959	326,249	203,707
Other operating expenses, net	194,639	272,474	773,430	776,248

Total noninterest expense	5,982,208	5,666,422	18,813,217	16,404,631

Income before income taxes	5,770,240	5,124,742	15,346,380	16,704,554

Income tax expense	1,670,389	1,393,256	4,246,790	4,592,054

Net income	$4,099,851	$3,731,486	$11,099,590	$12,112,500

Basic and diluted earnings per share	$0.44	$0.40	$1.19	$1.30

Declared dividends per share	$0.20	$0.18	$0.60	$0.54